EXHIBIT 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact: Omar Choucair Chief Financial Officer DG Systems, Inc. 972/581-2000	Joseph N. Jaffoni Stewart A. Lewack Jaffoni & Collins Incorporated 212/835-8500 dgit@jcir.com

DG Systems First Quarter Net Income Rises 21%

EBITDA of $3.3 million

Diluted EPS of $0.02

DALLAS—(BUSINESS WIRE)—May 6, 2004—DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today reported operating results for the three-month period ended March 31, 2004.

Consolidated revenues for the three months ended March 31, 2004 totaled $13.4 million, compared to $15.7 million in the comparable year-ago period. Net income for the three months ended March 31, 2004 rose 21% to $1.3 million, or $0.02 per diluted share, compared to net income of $1.1 million, or $0.02 per diluted share, in the year-ago first quarter. For the 2004 first quarter, DG’s earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.3 million compared with $3.8 million in the year ago period, while operating income rose to $2.1 million from $2.0 million in the first quarter of 2003.

At March 31, 2004, DG reported cash of $6.9 million and total long-term debt of $4.8 million, a 15% reduction from the $5.6 million level of long-term debt at December 31, 2003. DG’s cash surplus of $2.1 million, net of debt, reflects the benefits of cost reductions implemented throughout 2003, as well as the Company’s continued focus on utilizing free cash flow to reduce debt.

Commenting on the results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “Since assuming the responsibilities of CEO late last year, revenues have stabilized and we have embarked on a plan for revenue growth while further strengthening our balance sheet. DG and its senior managers are focused on expanding revenue through internal sales initiatives, realizing the benefits of additional cost savings and managing for bottom line profitability. During the quarter we continued to strengthen our balance sheet, paying down $0.8 million of debt and reducing our short-term liabilities while simultaneously increasing our net cash surplus to $2.1 million. While year-over-year digital distribution revenue comparisons through the first quarter of 2004 continued to reflect the loss of revenue, primarily from one former customer, we are intent on improving operating results in future periods.”

DG maintains an industry leading position with its current digital distribution network and its relationships with over 700 leading advertising agencies representing over 5,000 advertisers. The Company’s expanded digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, nearly 2,000 broadcast and cable television destinations and over 10,000 radio stations.

In order to accomplish DG Systems’ goals for growth, the company announced a strategy last February to build on this industry leadership and broad customer relationships through several important technical and service innovations including:

•	An industry-first ‘triple play’ solution for delivering radio commercials via the Internet, DG’s private telecommunications network or overnight distribution. The introduction of three separate pathways through which to deliver audio content provides DG customers with the industry’s most reliable and easy-to-use spot delivery network available.

•	A ‘triple play’ solution for delivering television commercials electronically via the Internet, satellite or overnight distribution—another industry first. Through the introduction of a new “DG Spot Box” which enables this three-way functionality, DG has established the advertising industry’s first and only triple redundant distribution capability for video.

•	The recently commenced upgrade of DG Online(TM), our web-based customer application software and interface. Through a just announced alliance with Avanade, Inc. — a premier technology integrator for Microsoft solutions—we plan to introduce an enhanced DG Online solution during the next twelve months. Once implemented, the enhancements will transform DG Online into a more streamlined, easier-to-navigate portal that simplifies the order entry process while providing expanded options for storage, delivery and management of broadcast advertising and content. As with the triple play and DG Spot Box service upgrades, the DG Online enhancements will provide our customers with unrivaled performance, reliability and convenience.

Mr. Ginsburg continued, “Our corporate goal is to best serve our customer’s needs regardless of technology preference or an individual station’s reception capabilities. Although the triple play solutions were only recently introduced, the initial response from ad agencies, brands, radio and television broadcasters, and cable systems has been extremely positive.

“Focusing on innovation and enhancing customer service are sound investments in our future. In so doing, we are positioning DG to generate organic growth, both through further cost savings and revenue expansion. We also believe, however, that reductions in debt and current levels of cash have positioned the Company to pursue complementary acquisitions that leverage our sales force, network infrastructure and close relationships with agencies and advertisers. We also will pursue those opportunities with vigor and discipline.”

EBITDA/Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting Operating expenses, excluding Depreciation and amortization from the Company’s Revenues (see attached financial table).

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, nearly 2,000 broadcast and cable television destinations and over 10,000 radio stations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

The Company’s first quarter 2004 conference call will be broadcast live on the Internet at 11:00 a.m. EDT today May 6, 2004. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or http://www.vcall.com/CEPage.asp?ID=86009. Please allow 15 minutes to register and download and install any necessary software.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	March 31, 2004	December 31, 2003
Cash	$6,879	$7,236
Accounts receivable	9,159	9,288
Inventories	1,895	2,114
Property and equipment	9,378	9,736
Goodwill	48,246	48,759
Other	15,712	15,800

TOTAL ASSETS	$91,269	$92,933

Accounts payable and accrued liabilities	5,185	6,667
Deferred revenue	4,324	5,145
Debt and capital leases	4,814	5,647

TOTAL LIABILITIES	14,323	17,459
TOTAL STOCKHOLDERS’ EQUITY	76,946	75,474

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$91,269	$92,933

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003

Revenues	$13,382	$15,656

Operating expenses, excluding depreciation & amortization	10,056	11,850

EBITDA	3,326	3,806

Depreciation & amortization	1,200	1,837

Operating income	$2,126	$1,969

Interest expense and other, net	271	212

Income before income taxes	1,855	1,757

Provision for income taxes	538	667

Net income	$1,317	$1,090

Basic net income per common share:	$0.02	$0.02

Diluted net income per common share:	$0.02	$0.02

Weighted average shares outstanding—Basic	72,167	70,743

Weighted average shares outstanding—Diluted	74,116	72,238